Exhibit 10.4

FORM OF TIME-BASED AWARD AGREEMENT

[Insert XX]

Re: Award Agreement—Grant of Time-Based Restricted Stock Units

Dear        ,

Congratulations! In recognition of your continued dedication to Vera Bradley, we are pleased to award you with a discretionary grant of time-based Restricted Stock Units (“Award”). This letter constitutes an Award Agreement between you and Vera Bradley regarding the terms and conditions of the grant. In order for the Award referenced in this Award Agreement to become effective, you must sign and date this form and return a signed copy to Julie North by no later than                     . [Insert]

While complete details of this grant are defined in the enclosed documents, a high-level summary of this Award is as follows:

Type of Grant	Discretionary, time-based Restricted Stock Units. This is a one-time, discretionary grant to reward you for your continued contribution to the success of Vera Bradley.

Number of Time-Based RSUs	[Insert XX] (See the attached Exhibit A for an explanation regarding the determination of the number of the time-based Restricted Stock Units granted under this Award Agreement).

Date of Grant of Award	[Insert XX]

Vesting Schedule of RSUs	The Restricted Stock Units are subject to a 3-year graded vesting schedule, as follows:

Vesting Date*	Number of Restricted Stock Units Vested on Such Date
[Insert XX]	[Insert 1/3 XX]
[Insert XX]	[Insert 1/3 XX]
[Insert XX]	[Insert 1/3 XX]

*	The period of time from the date of grant until each separate vesting date is considered the “Restricted Period” with respect to the corresponding portion of the Restricted Stock Units.

Termination of Service	In general, should you separate Service from Vera Bradley prior to vesting, all unvested Restricted Stock Units will be forfeited to the Company. However, the following provisions will apply if, prior to the forfeiture of the Award, you cease providing Services due to death, Disability or Retirement (and provided that you have not otherwise engaged in an act that would constitute Cause):

•      Death or Disability: If, prior to full vesting of the Award, you die while employed with the Company or separate from Service due to a Disability, then the number of Restricted Stock Units associated with portion of the Award not yet vested as of the date of death or Disability shall become immediately and fully vested and paid out in Shares of Company stock pursuant to the settlement provisions below. For purposes of this Award Agreement, “Disability” shall have the meaning assigned to such term in the 2010 Plan.

•      Retirement: If, prior to full vesting of the Award, you separate from Service with the Company as a result of your Retirement during a Restricted Period, then the portion of the Award that shall be vested as of the date of Retirement, but prorated based on the number of full fiscal months (in which you provided Service throughout such month) during the Restricted Period, with any such Awards becoming fully vested and paid out in Shares of Company stock pursuant to the settlement provisions below. For purposes of this Award Agreement, “Retirement” shall have the meaning assigned to such term in the 2010 Plan.

If your Service with the Company shall terminate during a Restricted Periods for any reason other than death, Disability, or Retirement, all unvested Restricted Stock Units shall be forfeited to the Company.

See the documents listed below for more information.

Change in Control	Notwithstanding anything to the contrary in this Award Agreement, in the event of a consummation of a Change in Control of the Company during a Restricted Period (and provided that you remain continuously employed with the Company until such Change in Control), then the portion of any outstanding Award that is not yet vested as of the date of the Change in Control shall become immediately and fully vested and paid immediately prior to the Change in Control in the form of one Share of Company stock for each vested Restricted Stock Unit (with fractional Shares forfeited). Any accumulated dividends will be paid in cash at the same time the Shares are delivered.

Settlement	Vested Restricted Stock Units will be paid in the form of one Share of Company stock for each vested Restricted Stock Unit. Delivery of the Share will be made after the end of each applicable Restricted Period and not later than the 15th day of the third month following the end of the applicable Restricted Period. Notwithstanding the preceding provisions, in the event of a separation from Service due to death or Disability, delivery of the Shares will be made, including delivery with respect to a Disabled Participant, or to the estate of a deceased Participant, within thirty (30) days after such separation from Service. Shares will be credited to an account established for the benefit of the Participant with the Company’s administrative agent. The Participant will have full legal and beneficial ownership with respect to the Shares at that time. Any accumulated dividends will be paid in cash at the same time the Shares are delivered.

Withholding Taxes	You acknowledge and agree that the Company shall have the power and the right to deduct or withhold an amount sufficient to satisfy federal, state, and local taxes (including your FICA obligation), domestic or foreign, required by law to be withheld with respect to this Award.

These Restricted Stock Units have been granted under and are governed by the terms and conditions of the Vera Bradley, Inc. 2010 Equity and Incentive Plan (the “2010 Plan”), as amended. The enclosed Statement of General Information and Availability of Information for the 2010 Plan forms part of a Section 10(a) prospectus covering securities that have been registered under the Securities Act of 1933, as amended. This document is also enclosed to provide further information and background. Any term capitalized herein but not defined will have the meaning set forth in the 2010 Plan.

Please see the enclosed [Insert XX] Restricted Stock Unit/Performance Unit Terms and Conditions for further information regarding your Award. It is very important that you keep these documents in a safe place because they describe your rights and responsibilities under the Restricted Stock Units and 2010 Plan and explain where and how to obtain other documents and information to which you are entitled.

Again, thank you for your continued contribution to the success of our organization! Your efforts are applauded and truly appreciated. If you have any questions regarding this discretionary grant, please contact Kevin Sierks in Finance or Julie North in Human Resources.

Sincerely,

Jeff Blade

Acknowledgement & Acceptance of Award Agreement and Related Terms

By your signature and the signature of the Company’s representative (above) on this Award Agreement, you and the Company agree that this Award of a time-based Restricted Stock Unit is granted under and governed by the terms and conditions of the 2010 Plan, the [Insert XX] Restricted Stock Unit/Performance Unit Terms and Conditions and this Award Agreement. You acknowledge that you have reviewed the 2010 Plan, the [Insert XX] Restricted Stock Unit/Performance Unit Terms and Conditions, and this Award Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Award Agreement, and fully understand all provisions of the 2010 Plan, the [Insert XX] Restricted Stock Unit/Performance Unit Terms and Conditions and this Award Agreement. Further, by signing below, you hereby agree to (i) accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the 2010 Plan, the [Insert XX] Restricted Stock Unit/Performance Unit Terms and Conditions and this Award Agreement, and (ii) notify the Company upon any change in your residence address.

“Participant”

Signature:

Printed Name:

Date:

Exhibit A

Explanation of How Awards of Time-Based RSUs Were Determined

Award levels of grants of Time-Based RSUs were determined according to the following charts:

Participant Level	Time-Based RSU Opportunity
CEO	[Insert XX]
M6 (EVP)	[Insert XX]
M5 and P7 (VP)	[Insert XX]
M4 and P6 (Sr. Director)	[Insert XX]
M3 and P5 (Director & Key Talent))	[Insert XX]